Sophiris Enters into Common Stock Purchase Agreement with Aspire Capital to Support Proof of
Concept Study of PRX302 in Prostate Cancer

San Diego and Vancouver, British Columbia, May 19, 2014 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing treatments for urologic diseases, today announced it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”). The Company intends to use the initial proceeds to support a proof of concept study of PRX302 as a treatment for localized prostate cancer. Aspire Capital has completed an initial purchase of 604,320 common shares at $3.31 per share for proceeds of $2 million and has committed to purchase up to $13 million in additional shares over the next 30 months at prices based on market price at the time of each sale, subject to a Sophiris registration statement being declared effective by the Securities and Exchange Commission (“SEC”).

“While we remain focused on our Phase 3 trial in benign prostatic hyperplasia (BPH), this financing provides us with additional financial flexibility and supports the advancement of PRX302 into another important, underserved indication. The highly targeted mechanism by which PRX302 selectively destroys prostate tissue in BPH also represents a promising treatment approach for localized prostate cancer,” said Randall E. Woods, president and chief executive officer. “The $2 million proceeds from this transaction will enable us to fund an investigator-sponsored proof of concept study in localized prostate cancer. The remaining $13 million available under the purchase agreement, if drawn down at the Company’s option, will be utilized to fund future development of PRX302 in BPH and localized prostate cancer as well as general corporate purposes.”

The Company will provide additional details around the design of the proof of concept study in localized prostate cancer upon the initiation of the study. Localized prostate cancer is a disease that is confined to the prostate gland and has not spread to the tissue and lymph nodes that surround the prostate gland or other parts of the body. PRX302 has been engineered to be activated by enzymatically active prostate specific antigen (PSA), which is found in the transition zone of the prostate as well as in prostate cancer cells. In the 126 patients studied in completed BPH clinical trials, PRX302 appears to be safe and well tolerated with no impact on erectile function.

Under the terms of the common stock purchase agreement, Sophiris will control the timing and amount of any sale of common shares to Aspire Capital. Aspire Capital has no right to require any sales by Sophiris but is obligated to make purchases as Sophiris directs, in accordance with the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. The purchase agreement may be terminated by Sophiris at any time, at its discretion, without any additional cost or penalty. Sophiris has issued 90,635 common shares to Aspire Capital as a commitment fee in connection with the execution of the purchase agreement. The common shares issued or to be issued under the purchase agreement will be registered for resale pursuant to a registration statement to be filed by Sophiris with the SEC. A complete and detailed description of the purchase agreement and related registration rights agreement is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About PRX302

PRX302 (topsalysin) is a non-systemic treatment that is highly targeted to prostate tissue. PRX302 has been engineered to be activated by enzymatically active PSA which is found in the transition zone of the prostate as well as in prostate cancer cells. Once activated, PRX302 forms disruptive pores in the membranes of prostate cells resulting in selective cell death, leading to localized cell death and tissue disruption without damage to neighboring tissue and nerves. PRX302 is currently in a Phase 3 study as a treatment for the symptoms of BPH (enlarged prostate).

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing treatments for urologic diseases. PRX302 is a targeted treatment in Phase 3 development for the symptoms of benign prostatic hyperplasia (BPH) or enlarged prostate. PRX302 is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing BPH treatments. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including expectations about the ability to develop PRX302 for the treatment of localized prostate cancer, the ability to facilitate an investigator sponsored trial, future development of PRX302 and our ability to satisfy the conditions under the purchase agreement. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris. Factors that may cause actual results or events to differ materially from those expressed or implied in forward looking statements include risks and uncertainties inherent in clinical trials and product development, including risks relating to the timing, cost and design of trials and the uncertain outcome of trials and the availability of funds to complete product development and other risks and uncertainties described in Sophiris’ s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2013 and subsequent periodic reports on 10-Q and 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover
Chief Financial Officer
(858) 777-1760

Corporate Communications and Investor Relations:

Jason I. Spark	Michael Moore
Corporate Communications and IR	Investor Relations
Canale Communications, Inc.	Equicom Group
619-849-6005	858-886-7813
jason@canalecomm.com	mmoore@tmxequicom.com

Source: Sophiris Bio Inc.